STRUCTURED ASSET SECURITIES CORPORATION

MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2003-25XS

TERMS AGREEMENT

Dated:  July 28, 2003

To:

Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of July 1, 2003 (the “Trust Agreement”).

Re:

Underwriting Agreement Standard Terms dated as of April 16, 1996 (the “Standard Terms,” and together with this Terms Agreement, the “Agreement”).

Series Designation:  Series 2003-25XS.

Terms of the Series 2003-25XS Certificates:  Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2003-25XS, Class A1, Class A2, Class A3, Class A4, Class A5, Class A6, Class A-IO, Class M1, Class M2, Class M3, Class P, Class X and Class R (the “Certificates”) will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the “Trust Fund”).  The primary assets of the Trust Fund consist of conventional, first lien, fixed rate, fully amortizing, residential mortgage loans (the “Mortgage Loans”) having a Scheduled Principal Balance as of the Cut-off Date of $273,392,271.  Only the Class A1, Class A2, Class A3, Class A4, Class A5, Class A6, Class A-IO, Class M1, Class M2 and Class M3 Certificates (the “Offered Certificates”) are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-102489.

Certificate Ratings:  It is a condition to the issuance of the Class A1, Class A2, Class A3, Class A4, Class A5, Class A6 and Class A-IO Certificates that they be rated “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”) and “AAA” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P” and, together with Moody’s, the “Rating Agencies”).  It is a condition to the issuance of the Class M1 Certificates that they be rated “Aa2” by Moody’s and “AA” by S&P.  It is a condition to the issuance of the Class M2 Certificates that they be rated “A2” by Moody’s and “A” by S&P.  It is a condition to the issuance of the Class M3 Certificates that they be rated “BBB” by S&P.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to Lehman Brothers Inc. (the “Underwriter”) and the Underwriter agree to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto.  The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1, plus (in the case of all Offered Certificates other than the Class A1 Certificates) accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  July 1, 2003.

Closing Date:  10:00 A.M., New York time, on or about July 30, 2003.  On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

Counsel:  McKee Nelson LLP will act as counsel for the Underwriter.

Closing; Notice Address:  Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of counsel for the Representative, McKee Nelson LLP, 1919 M Street, NW, Suite 800, Washington, DC 20036 and any notices delivered to each of the Representative and the Depositor shall be delivered to it at 745 Seventh Avenue, 7th Floor, New York, New York  10019.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

LEHMAN BROTHERS INC.

By: /s/ Joseph J. Kelly

Name: Joseph J. Kelly

Title:   Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES

CORPORATION

By: /s/ Daniel E. Israeli

Name: Daniel E. Israeli

Title:   Vice President

Schedule 1

	Initial Certificate
	Principal		Purchase
	(or Notional)	Certificate	Price
Class	Amount(1)	Interest Rate(2)	Percentage

Class A1	$75,552,000	1.65%(3)	100.00%
Class A2	$56,650,000	2.69%(3)	100.00%
Class A3	$25,921,000	3.40%(3)	100.00%
Class A4	$54,207,000	4.51%(3)	100.00%
Class A5	$20,928,000	5.62%(3)	100.00%
Class A6	$25,917,000	4.82%(3)	100.00%
Class A-IO(4)	Notional	5.00%	5.00%
Class M1	$8,065,000	(5)	100.00%
Class M2	$3,418,000	5.92%(3)	100.00%
Class M3	$2,734,000	6.50%(3)	100.00%

(1)

Approximate.

(2)

If the optional purchase of the mortgage loans is not exercised on the initial purchase date as described in the prospectus supplement, beginning with the next following distribution date, the interest rate for each Class A1, Class A2, Class A3, Class A4, Class A5 and Class A6 Certificate then outstanding will increase by 0.50%, the interest rate for each Class M2 and Class M3 Certificate then outstanding will increase by 0.75% and the margin for each Class M1 Certificate will increase by 0.75%.

(3)

Subject to the Net Funds Cap, as described in the prospectus supplement under “Description of the Certificates—Distributions of Interest.”

(4)

The Class A-IO Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts, as described in the prospectus supplement. Interest will not be payable on the Class A-IO Certificates after the distribution date in July 2005.

(5)

Interest will accrue on the Class M1 Certificates based on an interest rate equal to the lesser of (i) one-month LIBOR plus 1.85% and (ii) the Net Funds Cap, as described in the prospectus supplement under “Description of the Certificates—Distributions of Interest.”